Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON REPORTS STRONG 2006 FOURTH-QUARTER

AND FULL-YEAR RESULTS

Fourth-Quarter Sales Up 27 Percent from Prior Year; Annual Sales Increase 16 Percent

ST. PAUL, Minn. — February 27, 2007 — IntriCon Corporation (AMEX: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature medical and electronic products, today announced financial results for its fourth quarter and year ended December 31, 2006.

For the fourth quarter, the company reported strong sales of $14.2 million, a 27 percent rise from sales of $11.2 million for the 2005 fourth quarter. IntriCon delivered fourth-quarter net income of $443,000, or $0.08 per diluted share, versus net income of $876,000, or $0.16 per diluted share, for the 2005 fourth quarter. The 2005 period included a $0.13 per share benefit from discontinued operations, primarily resulting from a favorable adjustment for the post-retirement medical plan of a divested business. The 2006 fourth-quarter net income included stock option expense of $64,000, or $0.01 per diluted share, due to the 2006 adoption of FAS 123(R).

“We’re very pleased to report strong sales for both the quarter and year,” said Mark S. Gorder, president and chief executive officer of IntriCon. “We believe our growth strategy of focusing on our core markets and miniature/micro-miniature strengths, continues to drive double-digit gains. Project timing, which is a normal part of our business, continues to impact bottom-line performance in certain quarters.”

For the year, IntriCon reported sales of $51.7 million, an increase of 16 percent from 2005 sales of $44.5 million. Net income for 2006 was $1.16 million, or $0.22 per diluted share, compared to $1.53 million, or $0.29 per diluted share, for the prior year. The 2005 results included a $0.15 per diluted share benefit from discontinued operations for the reason noted above in the fourth-quarter discussion. Due to the 2006 adoption of FAS 123(R), a charge of $214,000, or $0.04 per diluted share, in stock option expense was recognized in 2006.

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IntriCon Corporation 2006 Fourth-Quarter and Full-Year Results

February 27, 2007

On a continuing operations only basis, IntriCon recorded 2006 fourth-quarter net income of $479,000, or $0.09 per diluted share, a significant increase over net income from continuing operations of $167,000, or $0.03 per diluted share, for the prior-year period. For the 2006 year, the company posted net income from continuing operations of $1.24 million, or $0.23 per diluted share, up from $761,000, or $0.14 per diluted share, for 2005.

Business Update

                For the fourth quarter, IntriCon’s sales rose 27 percent from the prior year. For the year, sales rose 16 percent from 2005 with increases coming in all four markets: professional audio grew 21 percent; medical rose 18 percent; hearing health increased 9 percent; and electronics was up approximately 1 percent.

Said Gorder, “We saw solid growth across our business during 2006. Our fourth quarter was particularly strong, with medical leading the way as several large projects with leading OEMs ramped up; and professional audio and hearing health posted significant gains over the prior year as well.”

In the fourth quarter, IntriCon joined the Hearing Instrument Manufacturers Patent Partnership (HIMPP). Members of the partnership include the six largest hearing aid manufacturers as well as several other smaller manufacturers. The strategic investment in the partnership will grant IntriCon access to more than 45 U.S. registered patents.

Growth Strategy

IntriCon expects to drive growth in 2007, in part, by aggressively pursuing new product development through an increased commitment to research and development (both company and customer sponsored). In hearing health, the company will use improved digital signal processing (DSP) technology to enhance its line of hearing aid assemblies as well as complete devices. In addition, low-power wireless initiatives are expected to enable new product launches during the year.

IntriCon anticipates that its medical business will gain further traction with the continued ramp up of projects with major device manufactures. Said Gorder, “The demand for miniature, body-worn devices continues to rise as the world’s population ages—and increasingly, IntriCon is being recognized as a leader in developing these for large medical OEM customers. We have several projects in the pipeline for 2007 and we will actively seek new opportunities as well.”

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IntriCon Fourth-Quarter and 2006 Results

February 27, 2007

Since entering the market in 2001, IntriCon’s professional audio business has almost doubled in sales. Driving future growth is the continuing trend for smaller ear-worn and head-worn, hands-free communication devices which utilize the same DSP and wireless technology that the company is developing for hearing health. During 2007 IntriCon plans to begin projects with existing customers, as well as pursue development of new products that incorporate DSP and wireless.

Concluded Gorder, “As a company, we made substantial progress in 2006. In the last three years, we have grown annual revenues by more than $15 million and gone from a continuing operations net loss of more than 70 cents per share, to delivering earnings of more than 20 cents per share. Our focus on further developing our core product lines through a sustained commitment to research and development is driving these increases. In 2007 we expect to make further gains and continue to grow our customer base.”

About IntriCon Corporation

Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature medical and electronic products. The company is focused on four key markets: medical, hearing health, professional audio and communications, and electronics. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the American Stock Exchange. For more information about IntriCon, visit www.intricon.com.

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IntriCon Fourth-Quarter and 2006 Results

February 27, 2007

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology such as “may”, “will”, “believe”, “expect”, “should”, “optimistic” or “continue” or the negative thereof or other variations thereon are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934 as amended. These forward-looking statements include, without limitation, statements concerning future growth, future financial condition and performance, prospects, and the positioning of the company to compete in chosen markets. These forward-looking statements are affected by known and unknown risks, uncertainties and other factors that are beyond the company’s control, and may cause the company’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and factors include, without limitation, the risk that the company may not be able to achieve its long-term strategy, weakening demand for products of the company due to general economic conditions, possible non-performance of developing technological products, the volume and timing of orders received by the company, changes in the mix of products sold, competitive pricing pressures, availability of electronic components for the company’s products, ability to create and market products in a timely manner, competition by competitors with more resources than the company, foreign currency risks arising from the company’s foreign operations and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At Padilla Speer Beardsley:
Scott Longval, CFO	Matt Sullivan/Marian Briggs
651-604-9526	612-455-1700
slongval@intricon.com	msullivan@psbpr.com / mbriggs@psbpr.com

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IntriCon Fourth-Quarter and 2006 Results

February 27, 2007

IntriCon Corporation

Consolidated Condensed Statements of Operations

(Unaudited)

	Three Months Ended

	December 31, 2006	December 31, 2005
Sales, net	$14,193,495	$11,171,241

Costs of sales	10,931,034	8,270,005

Gross profit	3,262,461	2,901,236

Operating expenses:
Selling expense	790,195	1,054,882
General and administrative expense (a)	1,117,152	964,551
Research and development expense	685,095	572,081
Total operating expenses	2,592,442	2,591,514

Operating income	670,019	309,722

Interest expense	(133,745)	(123,855)
Interest income	19,316	17,590
Other expense	(30,487)	(11,998)

Income from continuing operations before Income taxes	525,103	191,459
Income taxes expense	46,586	24,009
Income from continuing operations	478,517	167,450

Income (loss) from discontinued operations, net of income taxes	(35,360)	708,621

Net income	$443,157	$876,071

Net earnings (loss) per share:
Basic:
Continuing operations	$.09	$.03
Discontinued operations	(.00)	.14
	$.09	$.17

Diluted:
Continuing operations	$.09	$.03
Discontinued operations	(.01)	.13
Net income	$.08	$.16

Average shares outstanding:
Basic	5,172,712	5,149,814
Diluted	5,307,979	5,403,464

(a)

For the three-month period ended December 31, 2006, general and administrative expense included $64,019, or $0.01 per diluted share, of non-cash stock option expense related to the adoption of FAS 123(R). No expense was recognized in 2005.

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IntriCon Fourth-Quarter and 2006 Results

February 27, 2007

IntriCon Corporation

Consolidated Condensed Statements of Operations

(Unaudited)

	Twelve Months Ended

	December 31, 2006	December 31, 2005
Sales, net	$51,725,952	$44,455,251

Costs of sales	39,304,003	32,853,426

Gross profit	12,421,949	11,601,825

Operating expenses:
Selling expense	3,410,226	3,569,948
General and administrative expense (a)	4,921,818	4,793,239
Research and development expense	2,122,594	1,817,384
Total operating expenses	10,454,638	10,180,571

Operating income	1,967,311	1,421,254

Interest expense	(498,521)	(409,199)
Interest income	48,003	52,482
Other (expense) income, net	(101,831)	106,343

Income from continuing operations before Income taxes	1,414,962	1,170,880
Income taxes expense	174,460	409,423
Income from continuing operations	1,240,502	761,457

Income (loss) from discontinued operations, net of income taxes	(77,990)	767,230

Net income	$1,162,512	$1,528,687

Net earnings (loss) per share:
Basic:
Continuing operations	$.24	$.15
Discontinued operations	(.01)	.15
	$.23	$.30

Diluted:
Continuing operations	$.23	$.14
Discontinued operations	(.01)	.15
Net income	$.22	$.29

Average shares outstanding:
Basic	5,159,216	5,135,348
Diluted	5,319,802	5,261,491

(a)

For the year ended December 31, 2006, general and administrative expense included $213,531, or $0.04 per diluted share, of non-cash stock option expense related to the adoption of FAS 123(R). No expense was recognized in 2005

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IntriCon Fourth-Quarter and 2006 Results

February 27, 2007

IntriCon Corporation

Consolidated Condensed Balance Sheets

(Unaudited)

Assets
	December 31, 2006	December 31, 2005
	(unaudited)
Current assets

Cash	$599,459	$1,109,402

Restricted cash	60,158	60,158

Accounts receivable, less allowance for doubtful accounts of $246,000 in 2006 and $370,000 in 2005	8,456,450	6,925,357

Inventories	9,030,615	6,950,243

Refundable income taxes	103,587	77,143

Other current assets	235,418	454,053

Total current assets	18,485,687	15,576,356

Property, plant and equipment
Land	—	170,500
Buildings	—	1,732,914
Machinery and equipment	28,767,904	26,423,956
	28,767,904	28,327,370
Less: accumulated depreciation	21,994,344	21,455,955

Net property, plant and equipment	6,773,560	6,871,415

Note receivable from sale of discontinued operations, less allowance of $225,000 in 2006 and $296,000 in 2005	375,000	503,923

Goodwill	5,927,181	5,754,219

Investment in partnership	1,930,942	—

Other assets, net	789,109	929,474

	$34,281,479	$29,635,387

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IntriCon Fourth-Quarter and 2006 Results

February 27, 2007

IntriCon Corporation

Consolidated Condensed Balance Sheets

(Unaudited)

Liabilities and Shareholders’ Equity	December 31, 2006	December 31, 2005
	(unaudited)
Current liabilities

Checks written in excess of cash	$661,756	$397,999

Current maturities of long-term debt	952,730	888,531

Accounts payable	5,161,450	3,136,555

Income taxes payable	173,810	298,914

Deferred gain on building sale and other	110,084	—

Short term partnership payable	260,000	—

Other accrued liabilities	3,021,201	2,669,684

Total current liabilities	10,341,031	7,391,683

Long term debt, less current maturities	3,830,461	5,319,181

Other post-retirement benefit obligations	1,063,744	1,516,939

Long term partnership payable	1,280,000	—

Other liabilities	515,720	646,530

Deferred income taxes	79,273	37,725

Accrued pension liability	628,569	633,818

Deferred gain on building sale and other	935,715	—

Total non-current liabilities	8,333,482	8,154,193

Total liabilities	18,674,513	15,545,876

Commitments and contingencies
Shareholders’ equity

Common shares, $1 par; 10,000,000 shares authorized; 5,706,235 and 5,665,568 shares issued; 5,190,481 and 5,149,814 outstanding	5,706,235	5,665,568

Additional paid-in capital	12,339,988	12,053,590

Accumulated deficit	(989,505)	(2,152,017)

Accumulated other comprehensive loss	(184,674)	(212,552)

Less: 515,754 common shares held in treasury, at cost	(1,265,078)	(1,265,078)

Total shareholders’ equity	15,606,966	14,089,511

	$34,281,479	$29,635,387

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